Exhibit 99.1

Wheels Up Announces Tom Klein
to Join Board of Directors

Certares Executive Brings Global Strategic Focus and Deep Aviation, Travel and Hospitality Background

NEW YORK, March 7, 2024 /PRNewswire/ -- Wheels Up Experience Inc. (NYSE: UP) today announced that Tom Klein, Senior Managing Director of Certares Management LLC (“Certares”), joined its Board of Directors, effective March 1.

Mr. Klein fills the unexpired term of former Certares executive Jeffrey Nedelman, who is stepping down to focus on other commitments. Mr. Klein is expected to stand for election to a full term on the Board at the company's 2025 Annual Meeting of Shareholders. He will also fill Nedelman’s role on the Board's Nominating and ESG Committee.

"We are thrilled to add someone with Tom’s extensive global aviation, travel and hospitality background to our Board of Directors," said George Mattson, Wheels Up CEO. "Tom brings a unique perspective and decades of experience in the travel sector. I'd also like to thank Jeff for his time and service to the Board and Wheels Up. We wish him all the best and know he will remain a member of the Wheels Up family."

Mr. Klein currently serves as Senior Managing Director of Certares, a role which he has held since September 2018. Prior to joining Certares, Mr. Klein was Chief Executive Officer and President of Sabre Corporation (NASDAQ: SABR) (“Sabre”), the parent company of Travelocity.com, from August 2013 until June 2016, and previously held various executive positions at Sabre, including as President, Executive Vice President and both domestic and international Senior Vice President. Mr. Klein led the initial public offering of Sabre in 2014. Prior to joining Sabre, he held various management positions at American Airlines and Consolidated Freightways and has spent 29 years as an operator in the travel sector. Mr. Klein was also appointed by the U.S. Secretary of Commerce to serve on the Board of Directors of Brand USA in 2010 and continued his service, including as Chairman, until 2017. He also served on President Barack Obama’s Advisory Council on Doing Business in Africa. Mr. Klein has served on the Board of Directors of Global Blue Group Holding AG (NYSE: GB) since June 2022 and Avia Solutions Group AB, a privately held company, since December 2021. He previously served on the Boards of Directors of Cedar Fair, L.P. (NYSE: FUN) from January 2012 to April 2019, Playa Hotels & Resorts N.V. (NASDAQ: PLYA) from March 2017 to March 2020, and Nirvana Travel & Tourism L.L.C. from July 2019 to December 2021.

"With Tom’s considerable experience, Wheels Up is well-equipped to strengthen its position as a leading global aviation solutions provider," said Adam Zirkin, Wheels Up Chairman. "I'm excited to have Tom join the Board and work with a strong management team on this unique opportunity to shape the next chapter for the company.”

About Wheels Up

Wheels Up is a leading provider of on-demand private aviation in the U.S. and one of the largest companies in the industry. Wheels Up offers a complete global aviation solution with a large and diverse fleet and a global network of safety vetted charter operators, all backed by an uncompromising commitment to safety and service. Customers can access charter and membership programs, as well as unique commercial travel benefits through a one-of-a-kind, strategic partnership with Delta Air Lines. Wheels Up also offers freight, safety and security solutions and managed services to individuals, industry, government and civil organizations.

Wheels Up is guided by the mission to deliver a premium aviation solution for every customer journey. With the Wheels Up mobile app and website, members and customers have the digital convenience to search, book and fly.

Contacts:
Wheels Up:
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press@wheelsup.com
Investor Relations:
ir@wheelsup.com